PROSPECTUS

Filed pursuant to Rule 424(b)(3)
Registration No. 333-145954

BEAR RIVER RESOURCES, INC.
a Nevada corporation

1,310,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 1,310,000 shares of our common stock that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus for their own account, consisting of 1,310,000 shares issued in connection with a private placement transaction we completed on June 19, 2007 at a price of $0.05 per share.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Accordingly, we have fixed the benchmark offering price by reference to our most recent private offering of our shares, which was effected at $0.05 per share. The selling stockholders will sell their common stock at the price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board or in another quotation medium and, thereafter, at prevailing market prices or at privately negotiated prices. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

We will not receive any proceeds from the sales by the selling stockholders.

The selling stockholders, and any participating broker-dealers, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" starting on page 5 before buying any of our shares of our common stock.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until the registration statement of which this prospectus forms a part is declared effective by the SEC. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is September 24, 2007

This table of contents may help you find important information in this prospectus. Please read the entire prospectus.

SUMMARY

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" or "Company" refers to Bear River Resources, Inc. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to U.S. dollars unless otherwise indicated.

Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have acquired an interest in two mineral claims (the "Claims") on property totalling approximately 900 hectares known as Redoubt 1 and Redoubt 2 located in on the north side of Bear River Valley, which is located 23 kilometres northeast of Stewart, British Columbia, Canada (collectively, the "Property"). These Claims expire on July 29, 2008.

The Property covered by our interest in the Claims does not contain any substantiated mineral deposits or reserves of minerals. Accordingly, exploration of the Property is required before any determination as to whether any commercially viable mineral deposit may exist. Our plan of operations is to carry out preliminary exploration work on the Property in order to ascertain whether advanced exploration is warranted to determine whether the Property possesses commercially exploitable mineral deposits. We will not be able to determine whether or not the Property contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired our interests in the Claims on November 22, 2006. We have obtained a geological report on the Property that has recommended an exploration program with estimated costs of CDN$15,000 (approximately $14,984, based on the foreign exchange rate on September 20, 2007 of $1.00:CDN$1.0011). Given the other expenditures that we expect to incur within the next twelve months, we believe that we have sufficient funds to enable us to complete this program. We will, however, require additional financing in order to complete full exploration of the Property to determine whether sufficient mineralized material, if any, exists to justify eventual mining and production.

Even if we determine that a mineral deposit exists on the Property, an economic evaluation must be completed before the economic viability of commercial exploitation of the Property could be completed. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

We have no revenues, have incurred losses since our incorporation on October 12, 2006, and have relied upon the sale of our securities in unregistered private placement transactions to fund our operations. Even if our initial exploration program indicates that mineral material may exist on the Property, we will not generate revenue unless and until we are able to bring the Property into production. Accordingly, for the foreseeable future, we will be continue to be dependent on additional financing in order to maintain our operations and continue with our exploration activities. Due to the uncertainty of our ability to meet our financial obligations and to pay our liabilities as they become due, in their report on our financial statements for the period from incorporation (October 12, 2006) to June 30, 2007, our independent auditors included additional comments indicating concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were incorporated under the laws of Nevada effective October 12, 2006. Our principal offices are located at #253-280 Nelson Street, Vancouver, British Columbia, Canada, V6B 2E2. Our telephone number is (604) 646-1560 and our facsimile number is (604) 646-1571.

The Offering
The Issuer:	Bear River Resources, Inc.
The Selling Stockholders:	We sold an aggregate of 1,310,000 shares at a price of $0.05 per share to the selling stockholders named in this prospectus in the private placement transaction we completed on June 19, 2007.
Shares Offered by the Selling Stockholders:	The selling stockholders may from time to time offer for resale up to 1,310,000 shares of our common stock.
Offering Price:

The selling stockholders will offer their shares of our common stock at a price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board or is listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our shares to investors.

Terms of the Offering:	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus. Refer to "Plan of Distribution".
Termination of the Offering:	The offering will conclude when all of the 1,310,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:	We will not receive any proceeds from this offering. We will cover the expenses associated with the registration of this offering, which we estimate to be approximately $29,500.
No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:

There were 5,710,001 shares of our common stock issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with our audited financial statements for the period from incorporation (October 12, 2006) to June 30, 2007, together with the notes to our financial statements and the section of this prospectus entitled "Management's Discussion and Analysis and Plan of Operation":

Balance Sheet

June 30, 2007
(Unaudited)
Cash	$56,391
Total Assets	56,391
Total Liabilities	6,415
Total Stockholders' Equity	$49,976

Statement of Operations

From incorporation (October 12, 2006) to June 30, 2007
(Unaudited)
Revenue	$ -
Expenses
Donated Rent	2,000
Donated Services	2,000
General and Administrative Expenses	254
Impairment of Mineral Property Costs	15,787
Professional Fees	10,483
Net Loss	($30,524)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Company

Because we have only recently commenced business operations, we have no history of earnings and no foreseeable earnings, and we may never achieve profitability or pay dividends.

We were incorporated on October 12, 2006, and to date have been involved primarily in organizational activities, evaluating resource projects and acquiring a 100% interest in certain mineral claims in British Columbia, Canada. Therefore, our ability to operate our business successfully remains untested. If we are successful in developing the Property we anticipate that we will retain future earnings and other cash resources for the future operation and development of our business as appropriate. We do not currently anticipate declaring or paying any cash dividends in the foreseeable future. Payment of any future dividends is solely at the discretion of our board of directors, which will take into account many factors including our operating results, financial conditions and anticipated cash needs. For these reasons, we may never achieve profitability or pay dividends.

We have yet to attain profitable operations, and because we may need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company's ability to continue as a going concern.

We have incurred a net loss of $30,524 for the period from October 12, 2006 (incorporation) to June 30, 2007, and we have no revenues to date. At June 30, 2007, we had working capital of $49,976 and cash of $56,391, which will not be sufficient to maintain our administrative costs, to complete the exploration program recommended by our consulting geologist, and to meet our planned business objectives beyond the next twelve months. Management recognizes that we will need to generate additional financial resources in order to meet our planned business objectives. There can be no assurances that we will continue to obtain additional financial resources or achieve profitability or positive cash flows. If we are unable to obtain adequate additional financing, we will be required to curtail operations and exploration activities. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We are in the initial stages of exploration of the Property, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of valuable minerals on the Property. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of minerals on the Property. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the Property that we plan to undertake. Problems such as unusual or unexpected formations, the inability to obtain suitable or adequate machinery, equipment or labour, and other risks involved in mineral exploration, often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan. In addition, any determination that the Property contains commercially recoverable quantities of ore may not be reached until such time that final comprehensive feasibility studies have been concluded that establish that a potential mine is likely to be economically viable. There is a substantial risk that any preliminary or final feasibility studies carried out by us will not result in a positive determination that the Property can be commercially developed.

We will require significant additional financing in order to continue our exploration activities and our assessment of the commercial viability of our Property. Even if we discover commercial reserves on the Property, we can provide no assurance that we will be able to successfully advance the Property into commercial production.

The Property covered by our Claims does not contain any known bodies of ore. Our business plan calls for significant expenditures in connection with the exploration of the Property. We believe that we have sufficient funds to enable us to complete the current proposed exploration program on the Property, as recommended by our consulting geologist, which is estimated to cost approximately CDN$15,000 (approximately $14,984, based on the foreign exchange rate on September 20, 2007 of $1.00:CDN$1.0011). We will, however, require additional financing in order to complete further exploration program and to conduct the economic evaluation that would be necessary for us to assess whether sufficient mineral reserves exist to justify commercial exploitation of the Property underlying our Claims. We currently are in the exploration stage and have no revenue from operations. We currently do not have any arrangements in place for additional financing, and we may not be able to obtain financing on terms that are acceptable to us, or at all. If we are unable to obtain additional financing, we will not be able to continue our exploration activities and our assessment of the commercial viability of the Property. Further, if we are able to establish that development of the Property is commercially viable, our inability to raise additional financing at this stage would result in our inability to place the Property into production and recover our investment.

Our exploration activities may not be commercially successful, which could lead us to abandon our plans to develop the Property and our investments in exploration.

Our long-term success depends on our ability to establish commercially recoverable quantities of ore on the Property. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may reduce the trading price of our common stock and impair our ability to raise future financing. We cannot provide any assurance to investors that we will discover or acquire any mineralized material in sufficient quantities on our Property to justify commercial operations. Further, we will not be able to recover the funds that we spend on exploration if we are not able to establish commercially recoverable quantities of ore on the Property.

Because access to the Property is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.

Due to the snow and snowfall in the area, surface exploration of the Property is restricted to late June extending into late October. As a result, any attempts to test or explore the Property are largely limited to the few months out of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. This may cause our business venture to fail and the loss of your entire investment in our common stock.

As we undertake exploration of the Property, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

We are subject to risks inherent in the mining industry, and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.

Any mining operations that we may undertake in the future will be subject to risks normally encountered in the mining business. Mining for valuable minerals is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labour disputes, unusual or unexpected geological conditions, pressures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. At the present we do not intend to obtain insurance coverage and even if we were to do so, no assurance can be given that such insurance will continue to be available or that it will be available at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations. Such costs could potentially exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in our common stock.

If we do not find a joint venture participant for the continued exploration of our Claims, we may not be able to advance the exploration work.

If the initial results of our mineral exploration program are successful, we may try to enter into a joint venture agreement with a third party for the further exploration and possible production of the Property. We would face competition from other junior mineral resource exploration companies if we attempt to enter into a joint venture agreement with a third party. A prospective joint venture participant could have a limited ability to enter into joint venture agreements with junior exploration companies, and will seek the junior exploration companies who have the properties that it deems to be the most attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest to the joint venture participant. If we are unable to enter into a joint venture agreement with a third party, we may fail and you will lose your entire investment in our common stock.

We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development.

Our success depends to a certain degree upon our management team. At the present time, we have two officers and directors. These individuals are a significant factor in our growth and success. The loss of the service of members of the management could have a material adverse effect on us.

Because our executive officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Our executive officers are each spending only approximately 10% of their business time on providing management services to us. While both of our officers presently possess adequate time to attend to our interests, it is possible that the demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Because of the fiercely competitive nature of the mining industry, we may be unable to maintain or acquire attractive mining properties on acceptable terms, which will materially affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Risks Related to Our Common Stock

There is no active trading market for our common stock, and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock, and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of exploration stage companies, which may materially adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When the registration statement of which this prospectus forms a part is declared effective, the selling stockholders may be reselling up to 23% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Re-sale restrictions for British Columbia residents may limit the ability of such residents to resell their shares in the U.S., which will affect the price at which their shares may be sold.

Selling shareholders that are residents of British Columbia have to rely on an exemption from prospectus and registration requirements of British Columbia securities laws to sell their shares that are being registered for resale by this prospectus. Such selling shareholders have to comply with the British Columbia Securities Commission's B.C. Instrument 72-502 "Trade in Securities of U.S. Registered Issuers" to resell their shares. B.C. Instrument 72-502 requires, among other conditions, that British Columbia residents hold the shares for a period of twelve months and, consequent thereon, limits the volume of shares sold in a twelve-month period to five percent of the issued and outstanding shares of the issuer. However, if we become a reporting issuer in British Columbia, then our British Columbia shareholders will only have to hold their shares for a period of four months and a day from becoming a reporting issuer in order to resell their shares. These restrictions will limit the ability of the British Columbia residents to resell the securities in the United States and, therefore, may materially affect the market value of your shares. If we decide to become a reporting issuer in British Columbia, then it is estimated that becoming such will take approximately three months from our decision to do so subject, at all times, to the prior approval of the British Columbia Securities Commission. At present we do not intend to become a reporting issuer in British Columbia.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our common stock will be subject to the "Penny Stock" Rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

We currently plan to have our common stock quoted on the OTC Bulletin Board of the National Association of Securities Dealers Inc. (the "NASD"), which is generally considered to be a less efficient market than markets such as NASDAQ or the national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities will be subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules", investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

In addition to the "penny stock" rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of valuable minerals, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, Property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled "Selling Stockholders" and "Plan of Distribution". We will, however, incur all costs associated with this prospectus and the registration statement of which this prospectus forms a part.

DETERMINATION OF OFFERING PRICE

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Accordingly, we have fixed the benchmark offering price by reference to our most recent private offering of our shares, which was effected at $0.05 per share. The selling stockholders will sell their common stock at the price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board or in another quotation medium. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are the subject of this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 1,310,000 shares of common stock covered by this prospectus, consisting of shares issued in the private placement transaction we completed on June 19, 2007 at a price of $0.05 per share. We completed the offerings of the shares in offshore transactions pursuant to Rule 903 of Regulation S under the Securities Act.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

    the number of shares owned by each selling stockholder prior to this offering;

    the total number of shares that are to be offered by each selling stockholder;

    the total number of shares that will be owned by each selling stockholder upon completion of the offering; and

    the percentage owned by each selling stockholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to "Total shares to be owned upon completion of this offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than any relationships described below, none of the selling stockholders had or have any material relationship with us. To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Shareholder	Shares owned prior to this offering(1)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(2)
Private Placement completed on June 19, 2007 at a price of $0.05 per share
Adler, Tsvi	40,000	40,000	-0-	-0-
Agrapart, Nathalie	30,000	30,000	-0-	-0-
Amiralaei, Soheil	60,000	60,000	-0-	-0-
Arora, Ash	40,000	40,000	-0-	-0-
Barnes, Amy	40,000	40,000	-0-	-0-
Burtnick, Christopher R.	40,000	40,000	-0-	-0-
Chemkerika, Holly	30,000	30,000	-0-	-0-
Chu, Jason	50,000	50,000	-0-	-0-
Croteau, Robert	40,000	40,000	-0-	-0-
Dang, Frank	50,000	50,000	-0-	-0-
Davidson, Aldea	40,000	40,000	-0-	-0-
Fazakas, Priscilla	60,000	60,000	-0-	-0-
Ghorhanpor, Ema	60,000	60,000	-0-	-0-

Name of Selling Shareholder	Shares owned prior to this offering(1)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(2)
Hamilton-Smith, Daniella	30,000	30,000	-0-	-0-
Hetherington, Bob	30,000	30,000	-0-	-0-
Howse, Kim	30,000	30,000	-0-	-0-
Hyslop, Leanne	50,000	50,000	-0-	-0-
Kakataria, Bobby N.	70,000	70,000	-0-	-0-
Letkeman, Dorothy	40,000	40,000	-0-	-0-
Lousararian, Hrair	50,000	50,000	-0-	-0-
Mitchell, David	30,000	30,000	-0-	-0-
Mitchell, Diane	30,000	30,000	-0-	-0-
Obiri-Yeboah, Kofi	40,000	40,000	-0-	-0-
Pollock, Janice	40,000	40,000	-0-	-0-
Shabazi, Shahsanam	20,000	20,000	-0-	-0-
Shen, Jen	70,000	70,000	-0-	-0-
Sherreitt, Karla	40,000	40,000	-0-	-0-
Sthankiya, Cheetal	70,000	70,000	-0-	-0-
Toor, Cindy	50,000	50,000	-0-	-0-
Tschassovnikova, Elena	20,000	20,000	-0-	-0-
Zarghamijam, Lida	20,000	20,000	-0-	-0-
Total:	1,310,000	1,310,000	-0-	-0-

(1)       Beneficial ownership calculation under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)       Based on 5,710,001 shares of our common stock issued and outstanding as of the date of this prospectus.

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling stockholder or as to the number of common shares that will be held by a selling stockholder upon the termination of such offering.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The selling stockholders will sell their shares at an offering price of $0.05 per share until our shares are quoted on the OTC Bulletin Board or are listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling stockholders to the public may be:

    the market price prevailing at the time of sale;

    a price related to such prevailing market price; or

    such other price as the selling stockholders determine from time to time.

Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

    ordinary brokerage transactions in which the broker solicits purchasers;

    through options, swaps or derivatives;

    privately negotiated transactions; or

    in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to the registration statement of which this prospectus forms a part, disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Sales by Residents of British Columbia

Selling shareholders that are residents of British Columbia have to rely on an exemption from prospectus and registration requirements of British Columbia securities laws to sell their shares which are being registered for resale by this prospectus. Such selling shareholders have to comply with the British Columbia Securities Commission's B.C. Instrument 72-502 "Trade in Securities of U.S. Registered Issuers" to resell their shares. B.C. Instrument 72-502 requires, among other conditions, that British Columbia residents hold the shares for a period of twelve months and, consequent thereon, limits the volume of shares sold in a twelve-month period to five percent of the issued and outstanding shares of the issuer. However, if we become a reporting issuer in British Columbia, then our British Columbia shareholders will only have to hold their shares for a period of four months and a day from becoming a reporting issuer in order to resell their shares. At present we do not intend to become a reporting issuer in British Columbia and, accordingly, British Columbia resident shareholders who wish to make a public sale of shares through the OTC Bulletin Board or on any market or securities exchange in the United States will be limited to the resale limitations set forth in B.C. Instrument 72-502.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be approximately $29,500, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of the date of this prospectus are as follows:
Name	Age	Position Held
John Dahle	33	President, Chief Executive Officer, Principal Executive Officer and a director
Donald M. Prest	47	Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

John Dahle. John Dahle has served as our President, Chief Executive Officer, Principal Executive Officer and a director since February 17, 2007. In addition, he also served as the Company's Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer from February 17, 2007 until July 18, 2007, when Donald M. Prest assumed those offices. Mr. Dahle has been employed by Pacific Investor Relations Corp. since February 2007, providing various shareholder communication services to reporting companies. From December 2006 to February 2007, Mr. Dahle was employed by Big Steel Rebar as a labourer at various construction sites. From February 2000 to November 2006, Mr. Dahle was employed as a stock rustler and in various other capacities by Columbia Plywood, a Division of Columbia Forest Products.

Donald M. Prest. Donald M. Prest has served as our Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer and as a director since July 18, 2007. Mr. Prest is an Assurance Partner of Manning Elliott LLP, Chartered Accountants, located in Vancouver, British Columbia, where he has been working since 1983. Manning Elliott LLP is a qualified audit firm under the Public Company Accounting Oversight Board (United States). Mr. Prest provides international tax planning and business advisory services for numerous Canadian and U.S. businesses. Mr. Prest started his career in 1983 upon graduating from the British Columbia Institute of Technology with a Diploma in Financial Management. Mr. Prest completed his Chartered Accountant's program in 1988, received his Chartered Accountant's designation in 1991 and his United States Certified Public Accountant's designation in 1997. Mr. Prest has served as Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer of Power Air Corporation, a reporting company, since August 26, 2004, and he also served as a director of Power Air from that date until September 30, 2005.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

    any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

    any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

    being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

    being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of the date of this prospectus by: (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our officers and (iv) our officers and directors as a group. Each shareholder listed possesses sole voting and investment power with respect to the shares shown.
Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial owner(2)	Percentage of class(3)
Common Stock	John Dahle President, Chief Executive Officer, Principal Executive Officer and a director	4,400,000	77.1%
Common Stock	Donald M. Prest Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director	-0-	-0-
Common Stock	All executive officers and directors as a group (two persons)	4,400,000	77.1%

(1)       The address of our officers and directors our company's address, which is #253-280 Nelson Street, Vancouver, British Columbia, Canada, V6B 2E2.

(2)       Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)       Based on 5,710,001 shares of our common stock issued and outstanding as of the date of this prospectus.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our articles or incorporation or bylaws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of an aggregate of 200,000,000 shares, consisting of 200,000,000 shares of common stock, with a par value of $0.001 per share. As of the date of this prospectus, there were 5,710,001 shares of our common stock issued and outstanding held by 33 shareholders of record.

Common Stock

Registered holders of our common stock are entitled to exercise one vote per share on all matters submitted to a vote of the stockholders, except as described below. Except as otherwise required by law or as provided in any resolution adopted by our board of directors, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Except where otherwise provided by statute or by our articles of incorporation or bylaws, holders of our common stock representing a majority of our issued and outstanding stock, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. At all elections of directors, each stockholder is entitled to as many votes as is equal to the number of such stockholder's shares entitled to vote multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may cast such votes among several directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Dividend Policy."

Upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or Property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and Property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are no warrants outstanding.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Nevada Anti-Takeover Laws

The Nevada Revised Statutes Sections 78.378 through 78.3793, under certain circumstances, place restrictions upon the acquisition of a controlling interest in a Nevada corporation, including the potential requirements of shareholder approval and the granting of dissenters' rights in connection with such an acquisition. As set forth in our articles of incorporation, we have elected not to be governed by these provisions.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Lang Michener LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

The financial statements included in this prospectus have been audited by Weaver & Martin, LLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing in such financial statements. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

The geological report for the mineral Property, dated December 7, 2006 was prepared by Edward R. Kruchkowski, P. Geo., and is included in reliance upon such report given upon the authority of Mr. Kruchkowski as a professional geologist.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on October 12, 2006 under the laws of the State of Nevada. On the date of our incorporation we appointed James Robert Ward as our President, Secretary, Treasurer and a director. On February 12, 2007, John Dahle was appointed as our sole officer and director upon the resignation of Mr. Ward, and Mr. Dahle continues to serve as our President, Chief Executive Officer, Principal Executive Officer and as a director. On July 18, 2007, Donald M. Prest was appointed as Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and director.

DESCRIPTION OF BUSINESS

Overview

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have acquired an interest in the Claims on the Property. These Claims expire on July 29, 2008.

The Property covered by our interest in the Claims does not contain any substantiated mineral deposits or reserves of minerals. Accordingly, exploration of the Property is required before any determination as to whether any commercially viable mineral deposit may exist. Our plan of operations is to carry out preliminary exploration work on the Property in order to ascertain whether advanced exploration is warranted to determine whether the Property possesses commercially exploitable mineral deposits. We will not be able to determine whether or not the Property contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired our interests in the Claims on November 22, 2006. We have obtained a geological report on the Property that has recommended an exploration program with estimated costs of CDN$15,000 (approximately $14,984, based on the foreign exchange rate on September 20, 2007 of $1.00:CDN$1.0011). Given the other expenditures that we expect to incur within the next twelve months, we believe that we have sufficient funds to enable us to complete this program. We will, however, require additional financing in order to complete full exploration of the Property to determine whether sufficient mineralized material, if any, exists to justify eventual mining and production.

Exploration Stage Company

We are considered an exploration or exploratory stage company because we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Because we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on the Property and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the Property, and there is no assurance that we will discover one.

Our Acquisition of the Claims

On November 17, 2006, we entered into purchase agreement with Silver Grail Resources Ltd. and Teuton Resources Corp. whereby we acquired a 100% interest in the Claims for consideration of $10,000.

Property Underlying our Claims

We obtained a geological report on the Property underlying our Claims, dated December 7, 2006, which was prepared by Edward R. Kruchkowski, P. Geo. The following description of the Property, its history, and geology is based on the contents of such report.

Property Description and Location

The Property underlying our Claims is approximately 23 kilometres northeast of Stewart, British Columbia. The Property is made up of 36 units within two contiguous mineral claims totaling approximately 900 hectares. Surface rights to the Property are vested with British Columbia's government. The relevant data for the Claims are as follows:

Claim Name	Tenure #	Expiry Date	% Owned	Area (in hectares)
Redoubt 1	536392	July 29, 2008	100.00	450.72
Redoubt 2	536394	July 29, 2008	100.00	450.86

The following figure provides a map showing the location of the Property:

Yukon
N. W. T.
Alaska
Eskay
Creek
Mine
REDOUBT
Property
Stewart
Prince Rupert
British
Columbia
Alberta
REDOUBT
PROPERTY
Stewart
10 km
0
100
200
300km
Vancouver
U. S. A.
TEUTON RESOURCES CORP.
REDOUBT PROPERTY
Location Map
Fig. 1

Access, Climate, Physiography, Local Resources and Infrastructure

The Claims are located in northwestern British Columbia, 23 km northeast of Stewart, in the Skeena Mining Division, in British Columbia, Canada. Highway 37A (a paved road) crosses the southeastern portion of the Property. Access can also be gained to the upper portions of the Property via helicopter based in Stewart.

Once on the Property, all workings and trenches are accessible by foot along old horse trails constructed in the early days of exploration. These trails are still highly visible from the air.

Except for a power transmission line crossing the southern portion of the Property, there are no other infrastructure facilities and equipment on the Property.

The area of the Property encompasses steep mountain slopes typical of the Coast Range region of British Columbia. The upper parts of the Claims are covered by ice fields while heavy forest cover covers the lower slopes along Bear River Valley.

Moderate to steep topography prevails along the lower slopes with gentle sloping ground near the ice fields. Elevations range from 300 meters (1000 feet) to 2000 meters (6000 feet).

Maximum rock exposure occurs in early October when most of the annual snowfall has melted. The surface exploration is restricted to late June extending into late October. Most of the Property can be traversed safely on foot although local areas contain occasional steep bluffs and cliffs.

Water supply is plentiful as several glacial run-off streams drain into the Bear River, the main one being Rufus Creek.

History and Prior Exploration

The exploration for metals began in the Stewart region about 1898 after the discovery of mineralized float by a party of placer miners in the Bitter Creek area. The first mineral claims in the Bear River Pass area were staked by W.B. George in 1910. These claims became the nucleus of the property owned by the George Gold-Copper Mining Company, which was incorporated in 1925. Early work refers to three main showings on the Redoubt property known as the Vet, Comet and Rufus. A brief history of each is as follows:

Comet

The Comet claims were first mentioned in the BC Department of Mines Annual Reports in 1919, when a high grade discovery was reported on the claims. Shaft sinking was carried out on the showings the following year. In 1920, the silver-rich Blue vein was described to the west of the Comet showing. Little further work has been reported since 1922. The Comet claims were included in the Argenta group of: Argenta Mines Limited in 1924, Rufus Argenta Mines Limited in 1927, Crest Copper Company Limited in 1966 and Tournigan Mining Explorations Ltd. in 1978.

Rufus

The Rufus claim group was first mentioned in the BC Department of Mines Annual Reports in 1916. Minor work was reported in the period from 1916-24. In 1924, Rufus Silver-Lead Mines Limited was incorporated and acquired the Rufus and Rufus 1-6 claims. That year prospecting, tunneling and geological work was reported. In 1928, Rufus Argenta Mines Limited (a consolidation of Rufus Silver-Lead Mines and Argenta Mines) was incorporated and the following year a 244-metre long tunnel was reported. It is not clear whether this tunnel was driven on the Rufus or the Argenta claims. A further 46 meters of tunneling was reported in 1937. New Rufus-Argenta Mines Limited was formed in 1955; further work was conducted during 1956-57 and 1964-65. Crest Copper Company Limited carried out geological mapping and trenching in 1966. Crest Metals Limited was incorporated the following year to acquire the Rufus group and adjacent ground.

Vet

The showing is on the Vet (Veteran, Vetron) claims which were first mentioned in the BC Department of Mines Annual Reports in 1919. Surface work was reported in the period during 1921-24. In 1925, Argenta Mines Limited acquired the claims and conducted some geological work was during that year. Rufus Argenta Mines Limited was formed in 1928. Starting in 1928, a tunnel was driven on the property. Further tunneling was reported in 1937. In 1955, New Rufus-Argenta Mines Limited was formed and carried out further surface work during 1956-57 and 1964-65. In 1966, Crest Copper Company Limited conducted geological mapping and trenching.

More recently, in the 1970s, exploration work in the area of the three above showings was conducted by Tournigan Mining Explorations Ltd. This was part of a larger exploration including the George-Gold-Copper, George Enterprise and Red Top properties.

In the area of the Comet showing, Tournigan Mining carried out geological mapping on the Comet 2 claim in 1978. Kingdom Resources Ltd. (renamed KRL Resources Corp. in 1989) performed work in the general area during 1980-84,but no work was reported on the Comet claims. In 1991, Tournigan and KRL entered into an agreement whereby Tournigan would purchase certain interests, including the Comet 4 claim.

In 1976, Tournigan Mining Explorations Ltd. carried out reconnaissance sampling and studies in the area of the Rufus showing. In 1978, Tournigan acquired the Rufus, Rufus 3 and Rufus 5 claims and conducted some geological work. Kingdom Resources Ltd. was formed in 1978 and carried out geological and geochemical (soil and rock) work in the area during 1980-84. Some sampling was done on the Rufus showing. The name of Kingdom Resources was changed to KRL Resources Inc. in 1989. In 1991, KRL and Tournigan entered into an agreement whereby Tournigan could acquire certain interests in the Rufus claim group.

In 1976, Tournigan Mining Explorations Ltd. carried out reconnaissance studies in the area of the Vet showing. In 1978, Tournigan performed geological mapping and sampling on the Veteran 1 and 2 claims. Kingdom Resources Ltd. (renamed KRL Resources Corp. in 1989) carried out work in the area during 1980-84, but no work was reported on the Vet claims. In 1991, KRL and Tournigan entered into an agreement whereby Tournigan would purchase the Veteran and Veteran 3 claims.

In 1983, Kingdom Resources Ltd. carried out reconnaissance soil and rock sampling in the southern part of the Buck 87 claim. This work outlined coincident copper-lead-zinc soil anomalies. During 1984, prospecting located weakly mineralized outcrops near the above soil anomalies.

Subsequent to this, most of the claims were allowed to lapse in the late 1990s during a downturn in mineral exploration in the Stewart area.

Present Condition and Current State of Exploration

The Property underlying our Claims presently does not have any know mineral deposits. There are no known ore bodies on the Property. There are no known diamond drill holes on the Property. There has been no mineral production from the Property. No mineral processing or metallurgical testing has been conducted on the Property.

Geology

Regional Geology

The Property lies in the Stewart area, east of the Coast Crystalline Complex and within the western boundary of the Bowser Basin. Rocks in the area belong to the Mesozoic Stuhini Group, Hazelton Group and Bowser Lake Group that have been intruded by plugs of both Cenozoic and Mesozoic age.

It has been noted that portions of the general Stewart area are underlain by Triassic age Stuhini Group. The Stuhini Group rocks are either underlying or in fault contact with the Hazelton Group. These Triassic age rocks consist of dark gray, laminated to thickly bedded silty mudstone, and fine to medium grained and locally coarse-grained sandstone. Local heterolitic pebble to cobble conglomerate, massive tuffaceous mudstone and thick-bedded sedimentary breccia and conglomerate also form part of the Stuhini Group.

At the base of the Hazelton Group is the lower Lower Jurassic Marine (submergent) and non-marine (emergent) volcaniclastic Unuk River Formation. This is overlain at steep discordant angles by a second, lithologically similar, middle Lower Jurassic volcanic cycle (Betty Creek Formation), in turn overlain by an upper Lower Jurassic tuff horizon (Mt. Dilworth Formation). Middle Jurassic non-marine sediments with minor volcanics of the Salmon River Formation unconformably overlie the above sequence.

The lower Lower Jurassic Unuk River Formation forms a north-northwesterly trending belt extending from Alice Arm to the Iskut River. It consists of green, red and purple volcanic breccia, volcanic conglomerate, sandstone and siltstone with minor crystal and lithic tuff, limestone, chert and coal. Also included in the sequence are pillow lavas and volcanic flows.

In the Property area, the Unuk River Formation is unconformably overlain by middle Lower Jurassic rocks from the Betty Creek Formation. The Betty Creek Formation is another cycle of trough filling sub-marine pillow lavas, broken pillow breccias, andesitic and basaltic flows, green, red, purple and black volcanic breccia, with self erosional conglomerate, sandstone and siltstone and minor crystal and lithic tuffs, chert, limestone and lava.

The upper Lower Jurassic Mt. Dilworth Formation consists of a thin sequence varying from black carbonaceous tuffs to siliceous massive tuffs and felsic ash flows. Minor sediments and limestone are present in the sequence. Locally pyritic varieties form strong gossans.

The Middle Jurassic Salmon River Formation is a late to post volcanic episode of banded, predominantly dark colored siltstone, greywacke, sandstone, intercalated calcarenite rocks, minor limestone, argillite, conglomerate, littoral deposits, volcanic sediments and minor flows.

Overlying the above sequences are the Upper Jurassic Bowser Lake Group rocks. These rocks mark the western edge of the Bowser Basin and are also located as remnants on mountaintops in the Stewart area. These rocks consist of dark gray to black clastic rocks including silty mudstone and thick beds of massive, dark green to dark gray, fine to medium grained arkosic litharenite.

It has been noted that the majority of the rocks from the Hazelton Group were derived from the erosion of andesitic volcanoes subsequently deposited as overlapping lenticular beds varying laterally in grain size from breccia to siltstone.

Work to the north of Stewart has shown several volcanic centers in the surveyed area. Lower Jurassic volcanic centers in the Unuk River Formation are located in the Big Missouri Premier area and in the Brucejack Lake area. Volcanic centers within the Lower Jurassic Betty Creek Formation are in the Mitchell Glacier and Knipple Glacier areas.

There are various intrusives in the area. The granodiorites of the Coast Plutonic Complex largely engulf the Mesozoic volcanic terrain to the west. East of these (in the Property area), smaller intrusive plugs range from quartz monzonite to granite to highly felsic. Some are likely related to the late phase offshoots of the Coast plutonism, other is synvolcanic and tertiary. Double plunging, northwesterly - trending synclinal folds of the Salmon River and underlying Betty Creek Formations dominate the structural setting of the area. These folds are locally disrupted by small east-over thrusts on strikes parallel to the major fold axis, cross-axis steep wrench faults which locally turn beds, selective tectonization of tuff units and major northwest faults which turn beds.

Property Geology

The property is predominately underlain by rocks belonging to the Mesozoic Hazelton Group and Eocene stocks. They include a variety of thinly bedded to massive volcanic sediments, volcanic flows and an intrusive feldspar porphyry.

The Rufus Creek-Bear River Pass area is underlain by volcanic and volcaniclastic rocks belonging to the Unuk River Formation of Lower Jurassic age. Near the ridge crest on the north side of the valley, at approximately 2000 meters elevation, the Unuk River Formation is overlain by Middle Jurassic clastic and volcaniclastic sediments. A monzonite stock, about one kilometre across, outcrops on both sides of the valley floor in the vicinity of Cullen Creek. It is probably one of the younger outlying components of the Coast Crystalline Belt and is most likely Tertiary in age.

In general the bedding strikes easterly, subparallel to the valley sides. On the south side of the valley the dip is gentle southwards and on the north side it is moderate northwards. In places, however, sharp folding has produced steep dips and strikes that are divergent from the general trend.

Several steeply dipping feldspar porphyry dykes, part of the Portland Dyke swarm trend west to northwest across the area. They belong to a regional swarm that is Tertiary in age.

Regional metamorphism in the Bear River Pass area is of the low grade variety. The rocks belong to sub-greenschist or low greenschist facies, except for local contact metamorphism of amphibolite facies.

Mineralization

There are no known ore bodies on the property. Three main types of mineralization occur on the Claims as follows:

    Besshi type massive sulphide copper-zinc occurrences. Mineralization is typically comprised of thin sheets of massive to well layered pyrrhotite, chalcopyrite, sphalerite, pyrite and minor galena within interlayered clastic rocks and andesitic tuffs and flows;

    Polymetallic veins with silver-lead-zinc plus or minus gold. Sulphide-rich veins contain sphalerite, galena, silver and sulphosalt minerals in a carbonate and quartz gangue; and

    Subvolcanic copper-silver-gold. This mineralization is generally located near or above porphyry Cu hydrothermal systems and commonly contains pyritic auriferous polymetallic mineralization with Ag sulphosalt and other As and Sb-bearing minerals.

The first type of mineralization comprises mainly north-northwest to north-northeast trending, steeply dipping dolomite-hematite-quartz veins. On the Argenta Pb-Zn-Ag-(Cu) veins contain quartz, calcite, barite and jasper as gangue minerals. The veins are up to 2 meters wide and may be up to a 1,000 meters long. Most strike oblique to the regional strike bedding and dip steeply. They occur in the upper part of the Unuk River Formation, above an argillite-tuff-iron formation unit that is host to the second type of mineralization.

Most of these veins are reported as being mainly barren but locally can carry minor pyrite and chalcopyrite. The Comet and Blue veins appear to be exceptions with the Comet vein having mineralization comprised of arsenopyrite and galena. Selected samples have assayed gold form this vein. The Blue vein is a quartz-dolomite vein dipping gently south that is a few centimetres to 0.6 meter wide and is mineralized with sphalerite, galena, chalcopyrite and tetrahedrite. Silver assays have been reported from this vein.

The Comet vein is a quartz-calcite vein, up to twelve meters wide, that has been reportedly been traced for about 250 meters. The vein strikes 20 degrees, dips vertically and contains mineralization carrying arsenopyrite and galena. The Blue vein, lying west of the Comet vein, is 0.15 to 0.5- meter wide and carries galena and chalcopyrite.

The second type of mineralization occurs in a chalcopyrite and pyrite-bearing, hematitic, chloritic and siliceous tuff unit. Quartz (often chert), jasper, hematite, chloritic tuff or volcanic breccia and argillite form the gangue. In places the sulphides are massive to semi-massive, however, they generally occur as laminae, lenses, stringers and disseminations. The unit is up to 3 to 4 meters thick, strikes east and dips north at 15 to 80 degrees. The unit is bedded to massive and principally comprises beds of chert, quartz-hematite and thinly laminated chloritic tuff. Chalcopyrite is typically present in the hematite-rich layers. This unit is analogous with the VMS horizon on the east side of Bear valley on the adjoining George Gold-Copper property. A 1.2-metre wide sample assayed copper and traces of gold and silver as reported in the Minister of Mines Annual Report, 1928.

The third type of mineralization consists of silicified, porphyritic andesite, containing disseminated pyrite and chalcopyrite. The showing consists of an outcrop of silicified, porphyritic andesite, containing disseminated pyrite and chalcopyrite.

Our Planned Exploration Program

The author of the geological report recommends an exploration program, as described below. We have not chosen anyone specific to conduct exploration work on the Property. We intend to choose a geologist recognized in the Province of British Columbia who has had experience working in the regional area of the Property.

The recommended program with its associated costs is outlined as follows:
1.	Sampling- 3 personnel @ CDN$300 each for 3 days	CDN$2700.00
2.	Helicopter hours @ CDN$1200.00 hour	CDN$7200.00
3.	Camp, accommodation, etc.	CDN$1000.00
4.	Rentals, including vehicle, rock drill	CDN$1000.00
5.	Analysis-75 samples @ CDN$20.00 each	CDN$1500.00
6.	Consumables including explosives	CDN$1000.00
7.	Mobilization/demobilization	CDN$500.00
8.	Contingency	CDN$1300.00
	Total	CDN$15,000.00

The total estimated costs of CDN$15,000 equal approximately $14,984, based on the foreign exchange rate on September 20, 2007 of $1.00:CDN$1.0011.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the Mineral Tenure Act R.S.B.C. 1996 CHAPTER 292, as amended, and administered by the Mineral Titles Branch of the Ministry of Energy and Mines, and the Mines Act, RSBC 1996 CHAPTER 293, as amended, as well as the Health, Safety and Reclamation Code, 2003, as amended .

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals, designed as production tenures. The Mineral Tenure Act does not apply to minerals held by crown grant or by freehold tenure.

All mineral exploration activities carried out the Claims must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines, to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

British Columbia law requires that a holder of title to the Claims must spend at least CDN$4 per hectare per year in order to keep the property in good standing. Thus, the annual cost of compliance with the Mineral Tenure Act with respect of the Claims is presently approximately CDN$3,600 per year. The Claims are in good standing with the Province of British Columbia until July 29, 2008, therefore exploration work with a minimum value of CDN$3,600 for the property is required before July 29, 2009. If the Company does not complete this minimum amount of exploration work by this time the Company will (on behalf of the claim owner) be required to pay a fee in lieu of exploration work in the amount of CDN$4 per hectare, or CDN$3,600 in total, to the Province of British Columbia.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

Prior to undertaking mineral exploration activities, we must make application under the Mines Act for a permit, if we anticipate disturbing land. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities the Claims are not expected to involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

  water discharge will have to meet drinking water standards;

  dust generation will have to be minimal or otherwise re-mediated;

  dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

  an assessment of all material to be left on the surface will need to be environmentally benign;

  ground water will have to be monitored for any potential contaminants;

  the socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

  there will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Competition

We are a junior mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Employees

As of the date of this prospectus we have no significant employees other than the officers and directors described above under "Directors, Executive Officers, Promoters and Control Persons". We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the mineral Property in order to carry our plan of operations.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Reports to Securityholders

At this time we are not required to provide annual or quarterly reports to security holders. We plan to register our common stock under the Exchange Act concurrent with the effectiveness of the registration statement of which this prospectus forms a part. Thereafter, annual reports will be delivered to security holders as required or they will be available online. In addition, our stockholders and the general public will be able to view and download copies of all of our filings with the SEC, including annual reports, quarterly reports and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings.

DESCRIPTION OF PROPERTIES

Our executive offices are located at #253-280 Nelson Street, Vancouver, British Columbia, Canada, V6B 2E2. We have acquired an interest in two mineral claims (the "Claims") on property totalling approximately 900 hectares known as Redoubt 1 and Redoubt 2, located in on the north side of Bear River Valley which is located 23 kilometres northeast of Stewart, British Columbia, Canada (collectively, the "Property"). These Claims expire on July 29, 2008.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Plan of Operations

Our plan of operations for the next twelve months is to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for the continued exploration of the Property underlying our Claims:

    Register our shares for resale by our selling stockholders and then obtain a trading symbol to trade our shares over the OTC Bulletin Board. Our first milestone is to complete the registration of our shares for resale by the selling stockholders named in this prospectus, effect registration of our common stock as a class under the Exchange Act concurrently with the effectiveness the registration statement of which this prospectus forms a part, and then obtain a trading symbol to facilitate quotation of our shares on the OTC Bulletin Board. We plan to apply to the NASD for a trading symbol to begin trading our shares on the OTC Bulletin Board once our common stock has been registered as a class under the Exchange Act. The remaining costs are expected to be approximately $29,500. The nature of these costs is audit, legal, transfer agent fees and SEC registration costs.

    We plan to the recommended exploration program on the Property underlying our Claims and will consist of geological mapping, sampling, trenching and other preliminary work, and is estimated to cost approximately CDN$15,000 (approximately $14,984, based on the foreign exchange rate on September 20, 2007 of $1.00:CDN$1.0011). We expect to commence our exploration program in the summer of 2008, depending on weather conditions and the availability of personnel and equipment.

    We anticipate spending approximately $750 per month in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $9,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees and general office expenses.

Thus, we estimate that our expenditures over the next twelve months will be approximately $53,484 ($29,500 to complete the registration of our shares and begin trading on the OTC Bulletin Board, CDN$15,000 (approximately $14,984, based on the foreign exchange rate on September 20, 2007 of $1.00:CDN$1.0011) to complete the recommended exploration program and $9,000 to cover ongoing general and administrative expenses). As at June 30, 2007, we had working capital of $49,976 and cash reserves of $56,391. As such, we anticipate that our cash and working capital will be sufficient to enable us to complete the recommended exploration program and to pay for the costs of this offering and our general and administrative expenses for approximately the next twelve months.

During the twelve-month period following the date of this prospectus, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations beyond the next twelve months. We believe that debt financing will not be an alternative for funding additional exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund any additional and more advanced exploration programs beyond our initial aforementioned exploration program. In the absence of such financing, we will not be able to continue exploration of the Property underlying our Claims and our business plan will fail. Even if we are successful in obtaining equity financing to fund any continuation of our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of the Property underlying the Claims. If we do not continue to obtain additional financing, we will be forced to abandon our Claims.

We may consider entering into a joint venture arrangement to provide the required funding to develop the Property underlying our Claims. We have not undertaken any efforts to locate a joint venture participant. Even if we determined to pursue a joint venture participant, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of the Property underlying our Claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest to the joint venture participant.

Results of Operations

Revenues

We have had no operating revenues since our incorporation on October 12, 2006 to June 30, 2007. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

General and Administrative Expenses

Our general and administrative expenses for the period from October 12, 2006 to June 30, 2007 are summarized below:

General and administrative expenses	Period Ended June 30, 2007
Donated Rent	$2,000
Donated Services	2,000
General and administrative	254
Impairment of mineral property costs	15,787
Professional fees	10,483
Total general and administrative expenses	$30,524

As such, we have experienced a net loss of $30,524 from October 12, 2006 to June 30, 2007.

Liquidity and Capital Resources

We had cash of $56,391 as of June 30, 2007.

Plan of Operations

We estimate that our total expenditures over the next twelve months will be approximately $53,484, as outlined above under the heading "Plan of Operations". We anticipate that our cash and working capital will be sufficient to enable us to complete stage our exploration program and to pay for the costs of this offering and our general and administrative expenses for approximately the next twelve months.

Cash Used in Operating Activities

Net cash used in operating activities was $4,322 for the period from October 12, 2006 to June 30, 2007. We anticipate that cash used in operating activities will increase in 2007 as discussed under "Plan of Operations".

Cash Used in Investing Activities

Net cash used in investing activities was $15,787 for the period from October 12, 2006 to June 30, 2007, which costs related to the acquisition of our mineral property.

Cash from Financing Activities

We have funded our business to date primarily from sales of our common stock. From our incorporation, on October 12, 2006, to June 30, 2007, we have raised a total of $76,500 from private offerings of our securities.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the Property underlying our Claims and our venture will fail.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned exploration activities.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

    any of our directors or officers;

    any person proposed as a nominee for election as a director;

    any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

    any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

John Dahle

John Dahle, our President, Chief Executive Officer, Principal Executive Officer and a director of the Company, acquired 4,400,000 shares of our common stock at a price of $0.0025 per share on June 18, 2007 for cash proceeds of $11,000.

During the period ended June 30, 2007, the Company recognized a total of $2,000 for donated services at $250 per month, and $2,000 for donated rent at $250 per month provided by John Dahle.

James Robert Ward

James Robert Ward, our founding officer and director (who resigned effective February 12, 2007), acquired one share of our common stock at a price of $1.00 upon our incorporation on October 12, 2006.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate seeking sponsorship for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration of our common stock as a class under the Exchange Act, which we anticipate will occur concurrently with the effectiveness the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus we had 33 registered shareholders.

Rule 144 Shares

None of our issued and outstanding shares of common stock are presently available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

    1% of the number of shares of the company's common stock then outstanding which, in our case, will equal approximately 571,000 shares as of the date of this prospectus; or

    the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k) a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus John Dahle, our President, Chief Executive Officer, Principal Executive Officer and a director, owns no shares that will be eligible for Rule 144 sales.

As of the date of this prospectus none of the present shareholders of our common stock may sell their shares to the public in accordance with Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other person.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

    we would not be able to pay our debts as they become due in the usual course of business; or

    our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our incorporation on October 12, 2006 until June 30, 2007.

Summary Compensation Table
	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Nonqualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
John Dahle President, Chief Executive Officer and Principal Executive Officer	October 12, 2006 to June 30, 2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Donald Prest Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer	October 12, 2006 to June 30, 2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Outstanding Equity Awards

As at June 30, 2007, there were no unexercised options, stock that had not vested or outstanding equity incentive plan awards with respect to either of our officers or directors.

Employment Agreements

Currently, the Company does not have any employment or consultant agreements.

Compensation of Directors

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

FINANCIAL STATEMENTS

Bear River Resources, Inc.
(An Exploration Stage Company)

June 30, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Bear River Resources, Inc. (A Developmental Stage Company)

We have audited the accompanying balance sheet of Bear River Resources, Inc. (A Developmental Stage Company) as of June 30, 2007 and the related statements of operations, changes in shareholders' equity and cash flows for the period from October 12, 2006 (inception) to June 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bear River Resources, Inc. (A Developmental Stage Company) as of June 30, 2007, and the results of their operations and their cash flows for the period of October 12, 2006 (inception) to June 30, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from inception that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC
Kansas City, Missouri
September 6, 2007

Bear River Resources, Inc.
(A Development Stage Company)
Balance Sheet
(Expressed in US dollars)

June 30, 2007 $

ASSETS

Current Assets

Cash	56,391

Total Assets	56,391

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable	6,415

Total Liabilities	6,415

Commitments (Note 1)

Stockholders' Equity

Common Stock, 200,000,000 shares authorized, $0.001 par value 5,710,001 shares issued and outstanding	5,710

Additional Paid-in Capital	70,790

Donated Capital (Note 3(a))	4,000

Deficit Accumulated During the Exploration Stage	(30,524)

Total Stockholders' Equity	49,976

Total Liabilities and Stockholders' Equity	56,391

(The Accompanying Notes are an Integral Part of These Financial Statements)

Bear River Resources, Inc.
(A Development Stage Company)
Statement of Operations
(Expressed in US dollars)

Accumulated From October 12, 2006 (Date of Inception) to June 30, 2007

$

Revenue	-

Expenses

Donated rent (Note 3(a))	2,000
Donated services (Note 3(a))	2,000
General and administrative	254
Impairment of mineral property costs (Note 4)	15,787
Professional fees	10,483

Total Expenses	30,524

Net Loss	(30,524)

Net Loss Per Share - Basic and Diluted	$0.00

Weighted Average Shares Outstanding	257,510

(The Accompanying Notes are an Integral Part of These Financial Statements)

Bear River Resources, Inc.
(A Development Stage Company)
Statement of Cash Flows
(Expressed in US dollars)
Accumulated From October 12, 2006 (Date of Inception) to June 30, 2007

$

Operating Activities

Net loss for the period	(30,524)

Adjustments to reconcile net loss to cash used in operating activities

Impairment of mineral property	15,787
Donated services and expenses	4,000

Changes in operating assets and liabilities

Accounts payable	6,415

Net Cash Used in Operating Activities	(4,322)

Investing Activities

Acquisition of mineral property	(15,787)

Net Cash Used in Investing Activities	(15,787)

Financing Activities

Issuance of common stock for cash	76,500

Net Cash Provided by Financing Activities	76,500

Increase In Cash	56,391

Cash - Beginning of Period	-

Cash - End of Period	56,391

Supplemental Disclosures

Interest paid	-
Income tax paid	-

(The Accompanying Notes are an Integral Part of These Financial Statements)

Bear River Resources, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period from October 12, 2006 (Date of Inception) to June 30, 2007
(Expressed in US dollars)

					Deficit
					Accumulated
			Additional		During the
			Paid-in	Donated	Exploration
	Shares	Amount	Capital	Capital	Stage	Total
	#	$	$	$	$	$

Balance - October 12, 2006 (Date of Inception)	1	-	-	-	-	-

June 18, 2007 - issuance of common shares for cash at $0.0025 per share	4,400,000	4,400	6,600	-	-	11,000

June 19, 2007 - issuance of common shares for cash at $0.05 per share	1,310,000	1,310	64,190	-	-	65,500

Donated rent and services	-	-	-	4,000	-	4,000

Net loss for the period	-	-	-	-	(30,524)	(30,524)

Balance - June 30, 2007	5,710,001	5,710	70,790	4,000	(30,524)	49,976

(The Accompanying Notes are an Integral Part of These Financial Statements)

Bear River Resources, Inc.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2007

1.     Development Stage Company

The Company was incorporated in the State of Nevada on October 12, 2006 and has been registered as an extraprovincial company under the Business Corporations Act of British Columbia on November 6, 2006. The Company is a Development Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No.7 "Accounting and Reporting for Development Stage Enterprises". The Company's principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at June 30, 2007, the Company has accumulated losses of $30,524 since inception. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company intends to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 1,310,000 shares of common stock for sale by existing shareholders. The Company will not receive any proceeds from the resale of common stock by existing shareholders.

2.     Summary of Significant Accounting Policies

a)     Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company's fiscal year-end is June 30, 2007.

b)     Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)     Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d)     Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2007, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e)     Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Bear River Resources, Inc.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2007

2.     Summary of Significant Accounting Policies (continued)

f)     Mineral Property Costs

The Company has been in the exploration stage since its inception on October 12, 2006 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, "Whether Mineral Rights Are Tangible or Intangible Assets". The Company assesses the carrying costs for impairment under SFAS 144, "Accounting for Impairment or Disposal of Long Lived Assets" at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

g)     Long-Lived Assets

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

h)     Financial Instruments

The fair value of financial instruments, which include cash and accounts payable, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

i)     Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

k)     Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 "Foreign Currency Translation", using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

l)     Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115".  This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, "Fair Value Measurements". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Bear River Resources, Inc.

(A Development Stage Company)

Notes to the Financial Statements

June 30, 2007

3.     Related Party Transactions

a)     During the period ended June 30, 2007, the Company recognized a total of $2,000 for donated services at $250 per month, and $2,000 for donated rent at $250 per month provided by the President of the Company.

b)     On June 18, 2007, the Company issued 4,400,000 shares of common stock to the President of the Company for cash proceeds of $11,000 received on November 22, 2006.

4.     Mineral Properties

On November 22, 2006, the Company acquired a 100% interest in the Redoubt 1 and Redoubt 2 mineral claims covering approximately 900 hectares located in the Stewart Mining Division in the Province of British Columbia, Canada, in consideration for $10,000. These claims expire on July 29, 2008. The claims were registered in the name of the Company on August 16, 2007. The cost of the mineral property, a property report and assessment work was initially capitalized.  For the year ended June 30, 2007, the Company recognized an impairment loss of $15,787, as the Company has not yet determined whether the claims have proven or probable reserves on the property.

5.     Common Stock

a)     Upon its incorporation on October 12, 2006, the Company issued one (1) share of its common stock to its founding officer and director.

b)     On June 18, 2007, the Company issued 4,400,000 shares of common stock to the President of the Company for cash proceeds of $11,000 received on November 22, 2006.

c)     Between February 2, 2007 and March 2, 2007, the Company received gross proceeds of $65,500 in subscriptions for 1,310,000 common shares at $.05 per share. On June 19, 2007 the Company issued 1,310,000 shares of common stock to the subscribers.

6.     Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $26,500 which commence expiring in 2027. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at June 30, 2007 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

 June 30, 2007
$

Net Operating Losses

26,500

Statutory Tax Rate

35%

Effective Tax Rate

-

Deferred Tax Asset

9,275

Valuation Allowance

(9,275)

Net Deferred Tax Asset

-

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders.  We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the SEC.  Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act.  Upon our common stock becoming registered under the Exchange Act we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings will be available to the public over the Internet at the SEC's website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters.  Neither the delivery of this prospectus nor any sale make hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus.  This prospectus does not constitute and offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation.  Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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